Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-120821, and 333-122611) and in the related Prospectuses and Form S-8 (File No. 333-111691) pertaining to the 2003 Equity Compensation Plan of First Potomac Realty Trust of our report dated March 26, 2007 with respect to the statement of revenues and certain expenses of Owings Mills Commerce Center for the year ended December 31, 2005 included in the Current Report on Form 8-K dated April 11, 2007 of First Potomac Realty Trust filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
April 10, 2007